Exhibit 99.3
IDC
5 Speen Street
Framingham, MA 01701
(508) 872-8200
www.idc.com
Requested By: David Mullan
For Client: Morgan Stanley
Approving Analyst(s): John F. Gantz & Alex Manfrediz
Disclosure Form
ICD grants Morgan Stanley permission to disclose the following information:
“According to IDC, the number of unique global Internet users will grow from approximately 1.0 billion in 2006 to over 1.7 billion in 2010.”
Source Info: ICMM, version 11.1, April, 07
At the request of Morgan Stanley, we consent to the use by Omniture, Inc of the above referenced materials in the preliminary prospectus supplement, the prospectus supplement and the live and internet roadshow materials relating to the offering of common stock by Omniture, Inc in which Morgan Stanley is acting as an underwriter.
It is understood by both IDC and Morgan Stanley that the information will not be sold.
It is further understood that IDC will be credited as the source of the publication.

/s/ Cort Isernhagen	May 17, 2007

Cort Isernhagen	Date:
Vice President IDC